      As filed with the Securities and Exchange Commission on May 29, 2002
                                                 REGISTRATION NO.  333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                D.R. HORTON, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                            1531                                75-2386963
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)     Classification Code Number)

                                                                              PAUL W. BUCHSCHACHER
                                                                      VICE PRESIDENT AND CORPORATE COUNSEL
    1901 ASCENSION BLVD., SUITE 100                                     1901 ASCENSION BLVD., SUITE 100
         ARLINGTON, TEXAS 76006                                             ARLINGTON, TEXAS 76006
            (817) 856-8200                                                       (817) 856-8200
    (Address, including zip code, and                                (Name, address, including zip code, and
telephone number, including area code, of                           telephone number, including area code, of
registrant's principal executive offices)                                      agent for service)

            THE COMMISSION IS REQUESTED TO MAIL COPIES OF ALL ORDERS,
                         NOTICES AND COMMUNICATIONS TO:

                             IRWIN F. SENTILLES, III
                           GIBSON, DUNN & CRUTCHER LLP
                        2100 MCKINNEY AVENUE, SUITE 1100
                               DALLAS, TEXAS 75201
                                 (214) 698-3100

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

                                   ----------

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                            PROPOSED              PROPOSED
                                                                             MAXIMUM               MAXIMUM            AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES                 AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
          TO BE REGISTERED                         REGISTERED(1)(2)        PER SHARE(3)             PRICE                FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
common stock (par value $.01 per share).........    15,000,000 shares       $    25.48           $ 382,200,000         $ 35,162
=================================================================================================================================

(1) Includes 11,990,517 shares of common stock which are being carried forward from the registrant's post-effective amendment no. 1 to registration statement filed on June 13, 2001 (file no. 333-56491). Of the 9,006,603 shares initially included in the prior registration statement, 1,012,925 shares were issued in July 2001, and the remaining shares included in such registration statement were increased to 11,990,517 pursuant to Rule 416(b) under the Securities Act as a result of the registrant's three-for-two stock split, effected as a stock dividend, paid on April 9, 2002.

(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered changes, the provisions of Rule 416(a) under the Securities Act shall apply, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low reported sales prices of the common stock on the New York Stock Exchange on May 24, 2002.

(4) A registration fee of $33,808 was paid in connection with the registration of the 11,990,517 shares of common stock carried forward into this registration statement. Pursuant to Rule 416 under the Securities Act, a registration fee is being paid for the balance of the shares covered by this registration statement.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, DATED MAY 29, 2002

PROSPECTUS

                                D.R. HORTON, INC.

                       By this prospectus, we offer up to

                                15,000,000 shares

                                 of common stock

                                   ----------

     This prospectus relates to 15,000,000 shares of our common stock that we may offer for sale from time to time in connection with acquisitions by us or our subsidiaries of the assets or securities of other entities. We also may issue shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these acquisitions.

     We anticipate that shares issued in connection with acquisitions will be valued, for purposes of determining the number of shares to be issued, at prices related to the market price of our common stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued.

     No underwriting discounts or commissions will be paid in connection with the issuance of shares, although finders' fees may be paid from time to time in connection with acquisitions. Any person receiving finders' fees may be deemed an underwriter within the meaning of the Securities Act of 1933.

     Our common stock is traded on the New York Stock Exchange under the symbol "DHI." On May 28, 2002, the last sale price of our common stock as reported on the New York Stock Exchange was $25.06 per share.

                                   ----------

     INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is May __, 2002

                       WHERE YOU CAN FIND MORE INFORMATION

     D.R. Horton, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-4 that registers the shares we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

     This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

          FILING                                PERIOD OR DATE
          ------                                --------------

Annual Report on Form 10-K                Year ended September 30, 2001
Quarterly Reports on Form 10-Q            Quarter ended December 31, 2001
                                          Quarter ended March 31, 2002
Current Reports on Form 8-K               October 22, 2001
                                          November 8, 2001
                                          January 22, 2002
                                          January 24, 2002
                                          January 31, 2002
                                          February 15, 2002
                                          February 21, 2002 (including
                                            amendment filed March 25, 2002)
                                          April 3, 2002
                                          May 29, 2002

          Pages 101 through 109 under the captions "Directors and Executive Officers" through "Compensation Committee Interlocks and Insider Participation," and page 115 under the caption "Section 16(a) Beneficial Ownership Reporting Compliance," contained in our Proxy Statement/Prospectus, relating to our 2002 annual meeting of stockholders and incorporated into our Annual Report on Form 10-K.

     This prospectus also includes by reference financial statements relating to Schuler Homes, Inc., which we recently acquired, included in the documents listed below that Schuler previously filed with the SEC and that are not included in or delivered with this document. Such financial statements contain important information about Schuler and its financial condition.

          The unaudited financial statements of Western Pacific Housing for the nine months ended December 31, 2000 contained in pages F-3 through F-15 of Amendment No. 1 to Registration Statement on Form S-3 of Schuler Holdings, Inc., as filed with the SEC on March 30, 2001
          (File No. 333-56354).

          The financial statements of Schuler Homes, Inc., Schuler Residential, Inc. and Western Pacific Housing contained in pages F-1 through F-37 of the Annual Report on Form 10-K of Schuler Homes, Inc. for the year ended March 31, 2001 (File No. 0-32461).

          The financial statements of Schuler Homes, Inc. contained in pages 5 through 16 of the Quarterly Report on Form 10-Q of Schuler Homes, Inc. for the quarter ended December 31, 2001 (File No. 0-32461).

     We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than filings under Item 9), as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                         Assistant to Corporate Counsel
                                D.R. Horton, Inc.
                            1901 Ascension Boulevard
                                    Suite 100
                             Arlington, Texas 76006
                            (817) 856-8200, ext. 1046

     IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH YOU PLAN TO MAKE A FINAL INVESTMENT DECISION.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus and the information incorporated by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

     o changes in general economic, real estate construction and other business conditions;

     o    changes in interest rates and the availability of mortgage financing;

     o    governmental regulations and environmental matters;

     o    our substantial debt;

     o    competitive conditions within our industry;

     o    the availability of capital; and

     o    our ability to effect our growth strategies successfully.

     See the section entitled "Risk Factors."

     We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.

                                   ----------

     The terms "we", "our" and "us" refer to D.R. Horton, Inc. unless the context suggests otherwise. The term "you" refers to a prospective investor.

                                   THE COMPANY

     We are a national homebuilder. We construct and sell single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. We offer high quality homes, designed principally for first-time and move-up home buyers. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $80,000 to $900,000. For the year ended September 30, 2001, we closed 21,371 homes with an average sales price approximating $200,700. For the six months ended March 31, 2002, we closed 12,330 homes with an average sales price approximating $215,700.

     We are one of the largest and most geographically diversified homebuilders in the United States, with operating divisions in 21 states and 42 markets. The markets we operate in include: Albuquerque, Atlanta, Austin, Birmingham, Charleston, Charlotte, Chicago, Colorado Springs, Columbia, Dallas, Denver, Fort Myers/Naples, Fort Worth, Greensboro, Greenville, Hawaii, Hilton Head, Houston, Jacksonville, Killeen, Las Vegas, Los Angeles, Louisville, Maryland-D.C., Miami/West Palm Beach, Minneapolis/St. Paul, Myrtle Beach, New Jersey, Orlando, Phoenix, Portland, Raleigh/Durham, Richmond, Sacramento, Salt Lake City, San Antonio, San Diego, San Francisco Bay Area, Seattle, Tucson, Virginia-D.C. and Williamsburg.

     We build homes under the following names: D.R. Horton, Arappco, Cambridge, Continental, Dietz-Crane, Dobson, Emerald, Mareli, Melody, Milburn, Regency, Schuler, SGS, Stafford, Torrey, Trimark and Western Pacific.

     Our financial reporting segments consist of homebuilding and financial services. Our homebuilding operations comprise the most substantial part of our business, with more than 98% of consolidated revenues in fiscal 1999, 2000 and 2001. The homebuilding operations segment generates the majority of its revenues from the sale of complete homes with a lesser amount from the sale of land and lots. The financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance and closing services. Financial information, including revenue, pre-tax income and identifiable assets of both of our reporting segments are included in our consolidated financial statements.

     Donald R. Horton began our homebuilding business in 1978. In 1991 we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies which were residential home construction and development companies owned or controlled by Mr. Horton. Since July 1993, we have acquired 18 other homebuilding companies, including Schuler Homes, Inc., which we acquired on February 21, 2002. Schuler strengthened our market position in several markets, including California, while expanding our geographic presence and product offerings in other markets in the West region. For the 12 months ended September 30, 2001, Schuler, together with Western Pacific Housing with which it combined in April 2001, closed 5,254 homes with an average sales price approximating $293,000. From October 1, 2001 through the date we acquired Schuler, the Schuler operations closed 2,019 homes with an average sales price approximating $276,000. The consideration we paid for Schuler consisted of approximately 20.1 million shares of common stock and $168.7 million in cash, plus the assumption of $802.2 million in Schuler debt. In addition, we issued Schuler employees options to purchase approximately 527,000 shares of our common stock to replace their Schuler options.

     Our principal executive offices are at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, our telephone number is (817) 856-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus.

                            ACQUISITION TRANSACTIONS

     By means of this prospectus, we may offer shares of our common stock for sale from time to time in connection with acquisitions by us or our subsidiaries of the assets or securities of other entities. We also may issue the shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these acquisitions. These acquisitions may include exchanges, mergers and other forms of business combinations. The consideration that we will pay for these acquisitions may consist of cash, assumption of liabilities, evidences of debt, shares or combinations thereof.

     We anticipate that the terms of the acquisitions in which we issue shares will be determined through direct negotiations with the securities holders or controlling persons of the entities being acquired. Factors taken into account in determining the terms may include earnings power, quality of management, properties, market location and position, and growth potential. We also anticipate that shares issued in connection with acquisitions will be valued, for purposes of determining the number of shares to be issued, at prices related to the market price of our common stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued.

                                  RISK FACTORS

     Before acquiring these securities, you should consider all of the information set forth in this prospectus and the information incorporated by reference and, in particular, you should evaluate the risk factors set forth below.

BECAUSE OF THE CYCLICAL NATURE OF OUR INDUSTRY, FUTURE CHANGES IN GENERAL ECONOMIC, REAL ESTATE CONSTRUCTION OR OTHER BUSINESS CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Cyclical Industry. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:

     o    employment levels;

     o    availability of financing for home buyers;

     o    interest rates;

     o    consumer confidence; and

     o    housing demand.

     An oversupply of alternatives to new homes, such as rental properties and used homes, could depress new home prices and reduce our margins on the sale of new homes.

     The terrorist attacks at the World Trade Center and the Pentagon or other acts of violence in the future, and any corresponding response by the United States, may adversely affect general economic conditions or cause a slowdown of the national economy.

     Inventory Risks. Inventory risks can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have bought and developed land on which we cannot build and sell homes. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures we employ to manage inventory risks will be successful.

     In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss.

     Supply Risks. The homebuilding industry has from time to time experienced significant difficulties, including:

     o    shortages of qualified trades people;

     o    reliance on local subcontractors, who may be inadequately capitalized;

     o    shortages of materials; and

     o volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

     Risks from Nature. Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, volcanic activity, floods and fires, can harm the homebuilding business. The climates and geology of many of the states in which we operate, including California, Florida, Georgia, Hawaii, North Carolina, Oregon, South Carolina, Texas and Washington, present increased risks of natural disaster.

     As a result of all of the foregoing, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or pay more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because we fixed our prices up to six months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

FUTURE INCREASES IN INTEREST RATES OR REDUCTIONS IN MORTGAGE AVAILABILITY COULD PREVENT POTENTIAL CUSTOMERS FROM BUYING OUR HOMES AND ADVERSELY AFFECT OUR BUSINESS.

     Virtually all our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their homes to potential buyers who need financing. This could adversely affect our results of operations.

     In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of such financing could adversely affect our sales.

GOVERNMENTAL REGULATIONS COULD INCREASE THE COST AND LIMIT THE AVAILABILITY OF OUR DEVELOPMENT AND HOMEBUILDING PROJECTS AND ADVERSELY AFFECT OUR BUSINESS.

     We are subject to extensive and complex regulations that affect the development and homebuilding process, including zoning, density and building standards. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the costs of development or homebuilding.

     We also are subject to a variety of local, state and federal laws and regulations concerning protection of the environment. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     We have a significant amount of debt. As of March 31, 2002, our consolidated debt was approximately $2.9 billion.

     Possible Consequences. The amount of our debt could have important consequences to you. For example, it could:

     o limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

     o require us to dedicate a substantial portion of our cash flow from operations to payment of or on our debt and reduce our ability to use our cash flow for other purposes;

     o limit our flexibility in planning for, or reacting to, the changes in our business;

     o place us at a competitive disadvantage because we have more debt than some of our competitors; and

     o make us more vulnerable in the event of a downturn in our business or in general economic conditions.

     Dependence on Future Performance. Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility bear interest at floating rates. We have entered into "interest rate swap" agreements for only a portion of our outstanding borrowings.

     Our debt payment obligations for the 12 months beginning April 1, 2002 total $213.4 million. Based on the current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our future liquidity needs. We cannot assure you, however, that in the future our business will generate sufficient cash flow from operations or that borrowings will be available to us in an amount sufficient to enable us to pay or refinance our indebtedness or to fund other liquidity needs.

     Indenture and Credit Facility Restrictions. The indentures governing our outstanding public debt and our revolving credit facility impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity. In addition, available credit under our revolving credit facility is subject to limitations based on specified percentages of the costs of unsold homes, developed lots and lots under development included in inventory and the amount of other senior, unsecured indebtedness. Under the most restrictive of the limitations imposed by our indentures and revolving credit agreement, as of March 31, 2002, we were permitted to increase our homebuilding debt by approximately $1,376.8 million, which includes approximately $306.1 million available under our revolving credit facility.

HOMEBUILDING IS VERY COMPETITIVE, AND COMPETITIVE CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The homebuilding industry is highly competitive. Homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:

     o    difficulty in acquiring suitable land at acceptable prices;

     o    increased selling incentives;

     o    lower sales or profit margins; or

     o    delays in construction of our homes.

OUR FUTURE GROWTH REQUIRES ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE.

     Our operations require significant amounts of cash. We will be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the terms or availability of such additional capital. Moreover, the indentures for our outstanding debt and our revolving credit facility contain provisions that restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and results of operations.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGIES WILL BE SUCCESSFUL.

     Since 1993, we have acquired many homebuilding companies. In addition to our internal growth, we are currently focusing on strategic acquisitions of homebuilding companies. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we will continue to be able to identify, acquire and integrate successful strategic acquisitions in the future. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets.

WE CANNOT ASSURE YOU THAT AT OR AFTER AN ACQUISITION OUR SHARES OF COMMON STOCK WILL TRADE AT OR NEAR THE PRICES UPON WHICH THE ACQUISITION WAS BASED.

     The market price of our shares of common stock is subject to fluctuation. As a result, the market value of the shares that you may receive in connection with an acquisition may increase or decrease prior to and following the completion of the acquisition. We cannot assure you that at or after the completion of the acquisition our shares will trade at or near the prices upon which the acquisition was based, or the prices at which our shares have traded in the past. The prices at which our shares trade may be influenced by many factors, including the liquidity of the shares, the impact of the shares issued in acquisitions or upon possible conversion of our outstanding zero coupon convertible senior notes, investor perceptions of us and the homebuilding industry, our operating results, our dividend policy and general economic and market conditions.

PROVISIONS IN OUR CHARTER OR BYLAWS COULD PREVENT AN ACQUISITION OF US OR LIMIT THE PRICE THAT INVESTORS MIGHT BE WILLING TO PAY FOR SHARES OF OUR COMMON STOCK.

     We currently have the provisions in our charter or bylaws which could be considered to be "anti-takeover" provisions. These provisions and their possible effects are described under the caption "Description of Capital Stock." Additionally, the issuance of preferred stock by us under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

        SUMMARY CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL INFORMATION
                               AND OPERATING DATA

     The following summary consolidated financial information for the five years ended September 30, 2001, is derived from our audited consolidated financial statements. On April 20, 1998, we consummated a merger with Continental Homes Holding Corp., which was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been restated as if we had been combined throughout the periods presented. The following summary consolidated financial information for the six months ended March 31, 2002 and 2001, is derived from our unaudited consolidated financial statements.

     The following unaudited summary pro forma combined financial information gives effect to our acquisition of Schuler. The unaudited pro forma combined condensed statements of income for the six months ended March 31, 2002 and for the year ended September 30, 2001, including the pro forma adjustments and accompanying notes, are incorporated herein by reference to the Form 8-K we filed with the SEC on May 29, 2002. The unaudited summary pro forma combined income statement information for the six months ended March 31, 2002, assumes that the acquisition occurred on October 1, 2001. The unaudited summary pro forma combined income statement information for the year ended September 30, 2001, assumes the acquisition occurred on October 1, 2000. The financial information about Schuler included in the pro forma combined information for the six months ended March 31, 2002 has been derived from the Schuler unaudited financial statements. The financial information about Schuler included in the pro forma combined information for the year ended September 30, 2001 has been derived from the Schuler (and its predecessor) and Western Pacific Housing unaudited financial statements.

     The unaudited summary pro forma combined financial statement information has been included for comparative purposes only. The unaudited summary pro forma combined financial statement information does not purport to show what the operating results would have been if the acquisition had been consummated as of the dates indicated and should not be construed as representative of a future operating results.

                                                                                                       PRO FORMA
                                                                                                       COMBINED
                                                                                                      WITH SCHULER
                                                             D.R. HORTON                             FOR THE FISCAL
                                               FOR THE FISCAL YEARS ENDED SEPTEMBER 30,                YEAR ENDED
                                  ------------------------------------------------------------------  SEPTEMBER 30,
                                     1997          1998          1999          2000          2001         2001
                                  ----------    ----------    ----------    ----------    ---------- --------------
                                            (IN MILLIONS, EXCEPT FOR PER SHARE DATA AND NUMBER OF HOMES)

INCOME STATEMENT DATA:
Revenues:
   Homebuilding ...............   $  1,567.5    $  2,155.0    $  3,119.0    $  3,604.2    $  4,383.6    $  5,924.4
   Financial services .........         11.0          21.9          37.3          49.5          72.0          72.0
Gross profit ..................        274.9         394.9         570.5         663.1         856.4       1,169.0
Income before income taxes:
   Homebuilding ...............        105.6         152.0         250.7         294.5         380.8         512.2
   Financial services .........          3.0           7.1          13.1          14.7          27.0          27.0
Cumulative effect of
   change in accounting
   principle, net of income
   taxes(1) ...................           --            --            --            --           2.1           2.1
Net income ....................         65.0          93.4         159.8         191.7         257.0         335.5
Income per share before
   cumulative effect of
   change in accounting
   principle:(2)
   Basic(3) ...................   $     0.71    $     0.96    $     1.40    $     1.70    $     2.25    $     2.32
   Diluted(4) .................         0.64          0.86          1.38          1.69          2.21          2.29
   Cash dividends declared
   per common share ...........         0.06          0.09          0.11          0.15          0.19          0.19
Weighted average number
   of shares outstanding:(2)
   Basic(3) ...................         91.8          96.8         113.9         112.6         113.5         143.6
   Diluted(4) .................        107.7         112.7         116.1         113.6         115.4         145.7
SELECTED OPERATING DATA:
Gross profit margin ...........         17.5%         18.3%         18.3%         18.4%         19.5%         19.7%
Number of homes closed ........       10,038        13,944        18,395        19,144        21,371        26,625
New sales orders, net
   (homes)(5) .................       10,551        15,952        18,911        19,223        22,179        27,445
New sales orders, net
  ($ value)(5) ................   $  1,595.7    $  2,533.2    $  3,266.2    $  3,676.4    $  4,502.6    $  6,013.6
Sales backlog at end of
   period (homes)(6) ..........        3,961         6,341         7,309         7,388         9,263        11,265
Sales backlog at end of
   period ($ value)(6)  .......   $    609.2    $  1,052.9    $  1,356.5    $  1,536.9    $  1,933.8    $  2,509.7

                                                              PRO FORMA
                                                              COMBINED
                                       D.R. HORTON          WITH SCHULER
                                        SIX MONTHS           FOR THE SIX
                                      ENDED MARCH 31,        MONTHS ENDED
                                  ------------------------     MARCH 31,
                                     2001         2002           2002
                                  ----------    ----------  -------------
                         (IN MILLIONS, EXCEPT FOR PER SHARE DATA AND NUMBER OF HOMES)

INCOME STATEMENT DATA:
Revenues:
   Homebuilding ...............   $  1,766.0    $  2,711.2    $  3,286.2
   Financial services .........         28.5          48.8          48.8
Gross profit ..................        349.2         509.3         624.2
Income before income taxes:
   Homebuilding ...............        149.7         237.5         282.1
   Financial services .........          9.2          22.3          22.3
Cumulative effect of
   change in accounting
   principle, net of income
   taxes(1) ...................          2.1            --            --
Net income ....................        101.4         162.4         189.2
Income per share before
   cumulative effect of
   change in accounting
   principle:(2)
   Basic(3) ...................   $     0.88    $     1.33    $     1.30
   Diluted(4) .................         0.86          1.26          1.24
   Cash dividends declared
   per common share ...........         0.09          0.11          0.11
Weighted average number
   of shares outstanding:(2)
   Basic(3) ...................        112.8         122.1         145.9
   Diluted(4) .................        114.6         129.4         153.5
SELECTED OPERATING DATA:
Gross profit margin ...........         19.8%         18.8%         19.0%
Number of homes closed ........        8,620        12,330        14,349
New sales orders, net
   (homes)(5) .................       10,941        13,761        15,890
New sales orders, net
  ($ value)(5) ................   $  2,256.1    $  2,854.9    $  3,531.0
Sales backlog at end of
   period (homes)(6) ..........        9,709        12,398        12,398
Sales backlog at end of
   period ($ value)(6)  .......   $  2,083.3    $  2,663.7    $  2,663.7

                                                   D.R. HORTON                            D.R. HORTON
                                                 AS OF SEPTEMBER 30,                    AS OF MARCH 31,
                               ----------------------------------------------------   -------------------
                                 1997       1998       1999       2000       2001       2001       2002
                               --------   --------   --------   --------   --------   --------   --------

Balance Sheet Data:
   Inventories .............   $1,024.3   $1,358.0   $1,866.1   $2,191.0   $2,804.4   $2,533.0   $4,201.1
   Total assets ............    1,248.3    1,667.8    2,361.8    2,694.6    3,652.2    3,127.0    5,596.7
   Notes payable ...........      650.7      854.5    1,190.6    1,344.4    1,884.3    1,691.7    2,896.4
   Stockholders' equity ....      427.9      549.4      797.6      969.6    1,250.2    1,072.2    2,038.7

----------

(1) On October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS #133) as amended by SFAS #137 and #138. Accordingly, the fair market value of our interest rate swaps, which were not designated as hedges under SFAS #133, was recorded, net of applicable income taxes, as a cumulative effect of a change in accounting principle.

(2) Income per share amounts and weighted average number of shares outstanding have been adjusted as appropriate to reflect the effects of the 9% and 11% stock dividends of September 2000 and March 2001 and the effect of the three-for-two stock split, effected as a stock dividend, paid on April 9, 2002.

(3) Basic income per share before cumulative effect of change in accounting principle is based upon the weighted average number of shares of common stock outstanding during each year.

(4) Diluted income per share before cumulative effect of change in accounting principle is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities outstanding.

(5) Represents homes placed under contract during the period, net of cancellations.

(6) Represents homes under contract but not yet closed at the end of the period.

                         PER SHARE PRICES AND DIVIDENDS

     Our common stock is listed on the New York Stock Exchange under the symbol "DHI." The following table shows the high and low sales prices for our common stock for the periods indicated, as reported on the New York Stock Exchange, adjusted for the 9% stock dividend paid in September 2000, the 11% stock dividend paid in March 2001 and the three-for-two stock split, effected as a stock dividend, paid on April 9, 2002. The table also shows cash dividends declared on our common stock during the periods indicated.

                                                                           COMMON STOCK
                                                                  ----------------------------------
                                                                                           DIVIDENDS
                                                                   HIGH         LOW        DECLARED
                                                                  ------       ------      ---------

Year ended September 30, 2000:
           Quarter Ended December 31 ......................       $ 8.57       $ 5.51       $  .03
           Quarter Ended March 31 .........................         7.75         5.99          .04
           Quarter Ended June 30 ..........................         8.06         6.71          .04
           Quarter Ended September 30 .....................        11.49         7.57          .04

Year ended September 30, 2001:
           Quarter Ended December 31 ......................        15.61         9.16          .04
           Quarter Ended March 31 .........................        16.21        11.93          .05
           Quarter Ended June 30 ..........................        17.33        12.83          .05
           Quarter Ended September 30 .....................        20.00        11.67          .05

Current Year:
           Quarter Ended December 31, 2001 ................        22.33        13.25          .05
           Quarter Ended March 31, 2002 ...................        29.17        19.83          .06
           Quarter Ending June 30, 2002 (through May 28) ..        27.19        23.06          .06

     On May 28, 2002, the closing price per share of our common stock as reported on the New York Stock Exchange was $25.06. On May 28, 2002, there were approximately 411 holders of record of our common stock. On April 30, 2002, we announced a cash dividend of $.06 per share, payable on May 21, 2002 to stockholders of record on May 14, 2002.

     We urge securities holders of businesses to be acquired by us to obtain current market quotations for our common stock prior to making any decision to acquire any shares of our common stock.

     The declaration of cash dividends is at the discretion of our board of directors and will depend upon, among other things, future earnings, cash flows, capital requirements, our general financial condition and general business conditions. To declare cash dividends, we must comply with covenants contained in our revolving credit agreement and indentures. The most restrictive of these covenants allows us to pay cash dividends on common stock in an amount, on a cumulative basis, not to exceed 50% of consolidated net income, as defined, plus the proceeds of certain stock issuances and other specified amounts, subject to adjustments for other payments restricted by the covenant. Under the most restrictive of these requirements, we had approximately $95.7 million available for dividends and other restricted payments at March 31, 2002.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock is 200,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At May 28, 2002, 146,350,886 shares of common stock and no shares of preferred stock were outstanding.

PREFERRED STOCK

     We may issue preferred stock in series with any rights and preferences that may be authorized by our board of directors. We will file a certificate with the State of Delaware with regard to each particular series of preferred stock authorized by our board of directors in accordance with the corporate laws of the State of Delaware. Each certificate will establish the designations, powers, preferences and rights of the series of preferred stock to which it relates and any qualifications, limitations or restrictions of the series.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

     Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

     The following provisions in our charter or bylaws may make a takeover of our company more difficult:

          o an article in our charter prohibiting stockholder action by written consent;

          o an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

          o a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized by the board or the bylaws to call a meeting; and

          o bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders' meetings.

     These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with us for three years following the date that person became an interested stockholder, unless:

          o before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

          o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

          o on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

     An "interested stockholder" is generally a person owning 15% or more of our outstanding voting stock. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                 CERTAIN FEDERAL SECURITIES LAWS CONSIDERATIONS

     Persons who directly or indirectly control, are controlled by, or are under common control with, companies or other entities whose assets or securities are acquired by us, may be deemed to be underwriters of securities within the meaning of Section 2(11) of the Securities Act of 1933, if these persons offer or sell any shares covered by this prospectus other than in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act of 1933. Rule 145(d) provides that persons will not be deemed to be underwriters if:

     o    among other things,

          (i) we have complied with certain reporting requirements of the Securities Exchange Act of 1934,

          (ii) the amounts of shares sold fall within certain volume limitations,

          (iii) shares are sold only in brokers' transactions within the meaning of Section 4(4) of the Securities Act of 1933, and

          (iv) persons do not solicit or arrange for the solicitation of orders to buy such shares in anticipation of or in connection with the offer or sale thereof to any persons other than the brokers executing the orders to sell such shares;

     o the persons are not our affiliates and have been the beneficial owners of the shares for at least one year, and we have complied with certain reporting requirements of the Exchange Act; or

     o the persons are not, and have not been for at least three months, our affiliates and have been the beneficial owners of the shares for at least two years.

                                  LEGAL MATTERS

     Gibson, Dunn & Crutcher LLP, Dallas, Texas, will render an opinion with respect to the validity of the securities being offered by this prospectus. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part.

                                     EXPERTS

     The consolidated financial statements of D.R. Horton, Inc. appearing in D.R. Horton, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2001, and the balance sheet of Schuler Homes, Inc., the consolidated financial statements of Schuler Residential, Inc. and the combined financial statements of Western Pacific Housing appearing in Schuler Homes, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information of Schuler Homes, Inc. for the three and nine-month periods ended December 31, 2001 and 2000, incorporated herein by reference, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Schuler Homes, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

================================================================================

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT US THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO SELL, OR SOLICITATIONS OF OFFERS TO PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                   ----------

                                TABLE OF CONTENTS

Where You Can Find More Information................1
Incorporation of Certain Documents by Reference....1
Forward-looking Statements.........................2
The Company........................................2
Acquisition Transactions...........................3
Risk Factors.......................................3
Summary Consolidated and Pro Forma Combined
  Financial Information and Operating Data.........7
Per Share Prices and Dividends.....................9
Description of Capital Stock.......................10
Certain Federal Securities Laws Considerations.....11
Legal Matters......................................11
Experts............................................11

================================================================================

================================================================================

                                   ----------

                                D.R. HORTON, INC.



                                15,000,000 SHARES
                                  COMMON STOCK






                                   PROSPECTUS










                                __________, 2002


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant's Amended and Restated Certificate of Incorporation, as amended, provides that the registrant shall, to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of the registrant, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of the registrant as an employee or agent of the registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the registrant, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect. The registrant has entered into an indemnification agreement with each of its directors and executive officers.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

     The registrant also has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the registrant's directors and officers in their capacity as such.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES.

     (a) Exhibits:

          EXHIBIT
          NUMBER                           EXHIBITS

           4.1 Amended and Restated Certificate of Incorporation, as amended, of the registrant (incorporated by reference from Exhibit 4.2 to the registrant's registration statement (No. 333-76175) on Form S-3, filed April 13, 1999)

           4.2 Amended and Restated Bylaws of the registrant (incorporated by reference from Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998)

           5.1 Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered

           15.1       Letter re: Unaudited Interim Financial Information

           23.1       Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See
                      Exhibit 5.1)

           23.2       Consent of Ernst & Young LLP, Fort Worth, Texas

           23.3       Consent of Ernst & Young LLP, Los Angeles, California

           24.1 Powers of Attorney (see signature page of this registration statement)

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

     (d) The undersigned registrant hereby undertakes as follows:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant, D.R. Horton, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on May 29, 2002.

                                    D.R. HORTON, INC.

                                    By: /s/ Samuel R. Fuller
                                        ---------------------------------------
                                        Samuel R. Fuller
                                        Executive Vice President, Treasurer and
                                        Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Donald R. Horton, individually, and Donald J. Tomnitz and Samuel R. Fuller together as a group, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                        REGISTRANT OFFICERS AND DIRECTORS

            SIGNATURE                                    TITLE                                 DATE
            ---------                                    -----                                 ----

      /s/ DONALD R. HORTON                         Chairman of the Board                    May 29, 2002
-----------------------------------            (Principal Executive Officer)
          Donald R. Horton

     /s/ DONALD J. TOMNITZ                Vice Chairman of the Board, President and         May 29, 2002
-----------------------------------               Chief Executive Officer
         Donald J. Tomnitz

      /s/ SAMUEL R. FULLER                Executive Vice President, Treasurer, Chief        May 29, 2002
-----------------------------------            Financial Officer and Director
          Samuel R. Fuller               (Principal Accounting and Financial Officer)

     /s/ BRADLEY S. ANDERSON                               Director                         May 29, 2002
-----------------------------------
         Bradley S. Anderson

       /s/ RICHARD BECKWITT                                Director                         May 29, 2002
-----------------------------------
           Richard Beckwitt

      /s/ RICHARD I. GALLAND                               Director                         May 29, 2002
-----------------------------------
          Richard I. Galland

       /s/ RICHARD L. HORTON                               Director                         May 29, 2002
-----------------------------------
           Richard L. Horton

       /s/ TERRILL J. HORTON                               Director                         May 29, 2002
-----------------------------------
           Terrill J. Horton

       /s/ FRANCINE I. NEFF                                Director                         May 29, 2002
-----------------------------------
           Francine I. Neff

       /s/ JAMES K. SCHULER                                Director                         May 29, 2002
-----------------------------------
           James K. Schuler

        /s/ SCOTT J. STONE                                 Director                         May 29, 2002
-----------------------------------
            Scott J. Stone

                                  EXHIBIT INDEX

EXHIBIT
NUMBER          EXHIBITS
-------         --------

 4.1 Amended and Restated Certificate of Incorporation, as amended, of the registrant (incorporated by reference from Exhibit 4.2 to the registrant's registration statement (No. 333-76175) on Form
                S-3, filed April 13, 1999)

 4.2 Amended and Restated Bylaws of the registrant (incorporated by reference from Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998)

 5.1 Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered

 15.1           Letter re: Unaudited Interim Financial Information

 23.1           Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See
                Exhibit 5.1)

 23.2           Consent of Ernst & Young LLP, Fort Worth, Texas

 23.3           Consent of Ernst & Young LLP, Los Angeles, California

 24.1 Powers of Attorney (see signature page of this registration statement)